Exhibit 99.2

The Selected Financial Data of the Company included in this Exhibit 99.2 has been revised to reflect Keen Energy Services, LLC as a discontinued operation in the Company’s consolidated financial statements.  All other information included in this exhibit remains unchanged and does not reflect any other events or developments that have occurred subsequent to February 27, 2012.  More current information is included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 and other filings with the Securities and Exchange Commission.  This exhibit should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Market Risk, and Financial Statements and Supplementary Data included in exhibits 99.3, 99.4 and 99.5, respectively.

Item 6.	Selected Financial Data.

The following selected financial data have been summarized from the Company’s consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of this Report.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)

SELECTED INCOME STATEMENT DATA: (a)
Revenues and other income (b)	$1,434,622	$1,203,444	$514,749	$490,540	$714,762
Expenses	757,167	820,504	802,641	862,046	785,687
Income (loss) from continuing operations before income taxes and income (losses) related to associated companies	677,455	382,940	(287,892)	(371,506)	(70,925)
Income tax provision (benefit) (c)	270,316	(1,136,968)	7,200	1,672,313	(561,753)
Income (loss) from continuing operations before income (losses) related to associated companies	407,139	1,519,908	(295,092)	(2,043,819)	490,828
Income (losses) related to associated companies, net of taxes	(394,041)	380,766	780,236	(539,068)	(21,875)
Income (loss) from continuing operations (c)	13,098	1,900,674	485,144	(2,582,887)	468,953
Income from discontinued operations, including gain (loss) on disposal, net of taxes	11,858	39,562	63,451	46,075	11,319
Net income (loss) attributable to Leucadia National
Corporation common shareholders	25,231	1,939,312	550,280	(2,535,425)	484,294

Per share:
Basic earnings (loss) per common share attributable
to Leucadia National Corporation common
shareholders:
Income (loss) from continuing operations	$.05	$7.82	$2.02	$(11.20)	$2.17
Income from discontinued operations, including gain (loss) on disposal	.05	.15	.26	.20	.05
Net income (loss)	$.10	$7.97	$2.28	$(11.00)	$2.22

Diluted earnings (loss) per common share attributable
to Leucadia National Corporation common
shareholders:
Income (loss) from continuing operations	$.05	$7.70	$1.99	$(11.20)	$2.05
Income from discontinued operations, including gain (loss) on disposal	.05	.15	.26	.20	.05
Net income (loss)	$.10	$7.85	$2.25	$(11.00)	$2.10

	At December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)
SELECTED BALANCE SHEET DATA: (a)
Cash and investments	$2,545,500	$4,538,571	$2,343,420	$1,602,769	$4,168,439
Total assets	9,263,189	9,350,298	6,762,364	5,198,493	8,126,622
Indebtedness, including current maturities	2,321,132	2,081,227	1,967,000	2,080,891	2,135,161
Shareholders’ equity	6,174,396	6,956,758	4,361,647	2,676,797	5,570,492
Book value per common share	$25.24	$28.53	$17.93	$11.22	$25.03
Cash dividends per common share	$.25	$.25	$–	$–	$.25

(a)
Subsidiaries are reflected above as consolidated entities from the date of acquisition.  National Beef was acquired on December 30, 2011; however, since its operating activities subsequent to the acquisition during 2011 were not significant they were not included in the 2011 consolidated statement of operations.  Premier is reflected as a consolidated subsidiary beginning in August 2007.  For additional information, see Note 3 of Notes to Consolidated Financial Statements.

(b)
Includes net securities gains (losses) of $641,476,000, $179,494,000, $(21,106,000), $(144,547,000) and $95,641,000 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.  Net securities gains (losses) are net of impairment charges of $3,586,000, $2,474,000, $31,420,000, $143,416,000 and $36,834,000 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(c)
At December 31, 2010, the Company concluded that it was more likely than not that it would be able to realize a portion of the net deferred tax asset; accordingly, $1,157,111,000 of the deferred tax valuation allowance was reversed as a credit to income tax expense.  During 2008, the Company recorded a charge to income tax expense of $1,672,138,000 to reserve for substantially all of its net deferred tax asset due to the uncertainty about the Company’s ability to generate sufficient taxable income to realize the net deferred tax asset.  During 2007, the Company concluded that it was more likely than not that it would be able to realize a portion of the net deferred tax asset; accordingly, $542,686,000 of the deferred tax valuation allowance was reversed as a credit to income tax expense.